SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 1, 2002
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	811-04893	042942862

(State or Other Jurisdiction	(Commission	(IRS Employer

of Incorporation)	File Number)	Identification Number)

225 Franklin Street, Boston, Massachusetts	02110

(Address of Principal Executive Offices)	(Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

         Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the September 2002 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2002

By:	/s/ Haichi Vicki Hau

Name: Haichi Vicki Hau

Title: Secretary

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THE TAIWAN FUND, INC. REVIEW

September 2002

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2
Taipei 106, Taiwan
Tel: (8862) 2325-7888
Fax: (8862) 2706-5371

Portfolio Review

The Taiwan Fund outperformed the TAIEX by 78 basis points in NT dollar terms during September, primarily due to the continued support from our well-managed active portfolio. The TAIEX was down by 573 points in September, a 12% decline driven by increasing concerns about the strength of the global recovery. As the global demand outlook turned more negative, investors started to unwind their positions in commodity industries. September's major loser was the material sector, with the plastic sector falling 16.5% and the textile sector down 16.2%. The technology sector performed slightly better than the market, declining 11.5% in September. The banking sector was also down by 11.4% during this period. Our active portfolio, on the other hand, again beat the TAIEX with a decline of 10.2% in September.

Our overall view on the market's long-term outlook remains positive. We believe valuations are approaching attractive levels, particularly in the technology sector. This is the reason why we are now overweight on the tech sector. Within the technology arena, however, there are still significant differences. We are increasing our weightings in the downstream segment while reducing our focus on the upstream segment. We continue to favor the communications industry where growth can be expected from the increasing adoption of broadband and wireless access. In addition, the notebook PC industry and the IC design industry are also our major bets. These areas of focus were in line with our investment themes in "outsourcing winner" and "new product" concepts. On the other hand, we are concerned about the oversupply conditions in the TFT-LCD industry as well as in the DRAM industry. Therefore, we reallocated some of our weighting in these two areas and shifted to telecom operators.

In non-technology sectors, we reduced our weighting in the material sector to cope with recent change in its fundamental conditions. On the other hand, we put more weighting in the "China harvest" concept by adding investments in companies such as Giant (9921). Generally speaking, we made defensive moves in September, as the market's sentiment is unlikely to improve in the near term. The tension in the Middle East is especially a big uncertainty to the market. Despite this, we continue to believe that the market is offering good entry points at current levels, and there is no need to be too pessimistic at this moment.

Total Fund Asset Allocation

As of 09/30/02	% of Total Fund	% of TAIEX
Electronics	18.39	18.11
PC & Peripherals	15.76	13.10
Banking	15.01	17.99
Semiconductor	13.78	16.38
Telecommunication	9.93	9.95
Plastics	4.02	4.59
Textile	2.56	3.30
Rubber	2.27	0.75
Auto	1.94	1.36
Transportation	1.91	1.74
Steel	1.81	2.43
Chemical	1.68	1.37
Electricals	1.12	1.31
*C. S. & Software	0.85	0.60
Retail	0.60	0.92
Others	4.43	6.10
Total	**96.06**	**100.00**
Cash	3.94	

Total Net Asset: US$161M
(*)=Computer Service & Software

Top 10 Holdings of Total Fund Portfolio

As of 09/30/02	% of Total Portfolio
Taiwan Semiconductor Mfg	8.63
Chunghwa Telecom Co., Ltd.	4.39
United Micro Electronics	3.61
Hon Hai Precision Industry	3.40
Quanta Computer Inc.	3.12
Mediatek Incorporation	3.05
Chinatrust Financial Holdings	2.06
Formosa Plastic	2.00
Asustek Computer Inc.	1.92
Nan Ya Plastic	1.85
Total	**34.03**

NAV: US$9.84 **Price: US$7.97** **Disc.: -19.00%**
No. of Shares: 16.4M

Total Returns in US$ (%)**

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	-13.00	-13.72
Fiscal Year to Date	-13.00	-8.01
One Year	10.89	14.04
Three Years	-21.14	-20.51
Five years	-15.07	-16.99
Ten Years	-.37	-1.52
Since Inception	5.61	9.37

**Total returns are historical and assume changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns for periods less than one year are not annualized.

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Premium/Discount of TWN

Taiwan Fund Premium/Discount
1993/01/01-2002/09/30
60%
40%
20%
0%
-20%
-40%
1993 1994 1995 1996 1997 1998 1999 2000 2001 2002

Market Data

	As of 08/31/02	As of 09/30/02
TAIEX	4764.94	4191.81
% change in NTD terms	-3.55	-12.03
% change in USD terms	-2.10	-10.07
NTD Daily avg. trading volume (In Billions)	62.01	50.78
USD Daily avg. trading volume (In Billions)	1.81	1.45
NTD Market Capitalization (In Billions)	8993.12	7936.49
USD Market Capitalization (In Billions)	262.57	227.28
FX Rate: (US$/NT$)	34.25	34.92

Taiwan's Macro Economics Review

GROWTH RATE OF TAIWAN'S LEADING INDICATOR V.S. TAIEX
000'S
90 91 92 93 94 95 96 97 98 99 00 01 02
TAIWAN SE WEIGHTED - PRICE INDEX
TAIWAN LEADING INDEX(R.H.SCALE)

Taiwan's leading indicator started to decline in August, taking a hit by weak measures in new orders, average hours in the manufacturing sector, M1B and stock market changes. Although export growth in August was strong, its strength is unlikely to sustain given weaker-than-expected external demand in the fourth quarter. In the next few months, economic figures are expected to remain weak. A bottoming process is likely to take hold until the global recovery regains its footage some time next year.

**Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned.*

**Effective, from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242.*

**Please notify us immediately if you are having problems receiving this telecopy.*

Fund Manager: Vincent Lai
Deputy Fund Manager: Jovi Chen

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